Confidential – Not for dissemination outside Onex

February 2024

ONEX PARTNERS

ONCAP MANAGEMENT PARTNERS

ONEX CREDIT PARTNERS

ONEX FALCON INVESTMENT ADVISORS

ONEX CREDIT ADVISOR, LLC

ONEX CANADA ASSET MANAGEMENT INC.

Code of Ethics

This Code of Ethics sets forth proprietary and confidential information regarding the business of Onex Partners, ONCAP Management Partners, Onex Credit Partners, Onex Falcon Investment Advisors, Onex Credit Advisor and Onex Canada Asset Management and may not be shared with any persons outside Onex without the express prior consent of the Chief Compliance Officer.

Confidential – Not for dissemination outside Onex

TABLE OF CONTENTS

compliance mission statement 3

INTRODUCTION 5

Fiduciary Commitment 5

Conflicts of Interest 5

Diversion of Firm Business or Investment Opportunity 5

Improper Use of Firm Property or Titles 6

Violations of the Code 6

iNSIDER Trading 7

Expert Networks 7

Restricted List 8

PERSONAL SECURITIES TRANSACTIONS 9

Opening or Maintaining Securities Accounts 9

Covered Securities 10

Reporting and Certification of Broker Accounts, Holdings and Transactions 10

Transaction Pre-clearance 11

Quarterly Certifications 12

Records 12

GIFTS AND ENTERTAINMENT 13

Gifts and Entertainment 13

Charitable Donations 14

“PAY-to-play” Political contributions 16

OUTSIDE BUSINESS ACTIVITES 17

Exhibits 18

compliance mission statement TC "Onex PARTNERS MANAGER overview" \f C \l "1"

Confidential – Not for dissemination outside Onex

Onex Partners Manager LP (“Onex Partners Manager”), ONCAP Management Partners L.P. (“ONCAP Manager”), Onex Credit Partners, LLC (“Onex Credit Manager”), Onex Falcon Investment Advisors, LLC (“Onex Falcon Manager”), Onex Credit Advisor, LLC (“Onex Credit Advisor”) and Onex Canada Asset Management Inc (“OCAM Manager”) (each a “Manager”, and together, the “Managers”) are committed to upholding the highest standards of integrity in the conduct of their affairs with their managed funds (“Funds”) and separate account clients (together with Funds, “Clients”), counterparties and regulators and to ensuring compliance with the laws and regulations governing their businesses. Adherence to those standards is central to the Managers’ ongoing operations. For convenience, the term “Manager” is used throughout the Code of Ethics and each Manager’s Compliance Manual (together, “Employee Compliance Policies”) to apply to all the Managers both collectively and individually without distinction unless the context provides or implies otherwise.

Aside from certain regional registrations applicable to certain of the Managers, each Manager has registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Rules governing that registration prohibit the Managers from providing investment advice, including to their respective Clients, unless they have implemented written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules thereunder. These policies and procedures, which are also designed to detect and promptly correct any violations that have occurred, are set forth in the Employee Compliance Policies and form the primary written component of the Managers’ compliance program.

The Employee Compliance Policies apply to:

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all partners, officers, directors, personnel and other individuals associated with each Manager and its affiliates;

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all finance, tax, legal, investor relations and administrative personnel of Onex Corporation (“Onex” or “Firm”); and

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any other person that Compliance has determined will be subject to the Employee Compliance Policies including, but not limited to, certain independent contractors performing functions analogous to those performed by individuals referred to above.

Each such individual is referred to in the Employee Compliance Policies as a “Covered Person”. Unless otherwise determined by Compliance, all employees of Onex will be treated as Covered Persons.

The SEC has stressed many times the importance of establishing a “culture of compliance.” As Onex is a public company in Canada, it has a long history of adherence to detailed regulation and to the highest standards in the conduct of its business and affairs and has always fostered a culture of compliance. Accordingly, employees may already be familiar with many of the principles underlying the processes and requirements set forth herein. The following concepts are important to creating a strong culture of compliance:

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Tone at the top: The Firm’s senior management and key executives should make it clear that they expect the firm and all of its Covered Persons to operate ethically and in a manner consistent with their fiduciary and legal obligations.

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Training: The Firm should make sure that all personnel understand compliance expectations and how these expectations apply to their activities.
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Establish and implement strong policies and procedures to prevent and detect violations: The Firm’s operations should be periodically reviewed to ensure that key risk areas are covered by strong internal controls.

Confidential – Not for dissemination outside Onex

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Test for compliance: These controls should be tested regularly in order to confirm that they are followed, are effective and are appropriate, as well as to consider how they might be improved.

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Deal with problems quickly and appropriately: Clients should be provided redress when appropriate and violators should be dealt with through fitting remedial measures.

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Implement a superior compliance program: The Chief Compliance Officer (“CCO”) should be given appropriate resources, access and respect.

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Empower individuals to question conduct: Personnel should be encouraged to identify questionable conduct before it becomes a problem and to help identify situations that should be remedied. They should know with whom to discuss concerns and should feel encouraged to do so.

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Self-assess periodically: As its business, investor base and personnel change, the firm should assess periodically whether new compliance issues have arisen and modify its compliance practices appropriately.

It is important that you read the Employee Compliance Policies and familiarize yourself with the general requirements of the regulatory system, as well as the particular requirements as they apply to your activities. Failure to comply with the Employee Compliance Policies or with any instruction or direction from Compliance may result in civil or criminal liability and will be treated as a breach of the terms of employment. This may give rise to disciplinary action, potentially including termination of your employment if circumstances warrant.

The CCO is available to respond to questions you may have about the Employee Compliance Policies.

_______________

Yonah Feder

Chief Compliance Officer

Onex Corporation

212-582-2211

yfeder@onex.com

The Firm has developed an online platform (the “Compliance Portal”) in order to facilitate compliance with all required disclosures and certifications set forth in this Code of Ethics.

Each Covered Person is required to certify using the Compliance Portal within 10 days of becoming a Covered Person, that he or she understands and accepts the terms of the Employee Compliance Policies and will comply with its provisions. (See Exhibit A-1). No later than 45 days after the beginning of each year thereafter, each Covered Person is required to certify that he or she has complied with the Employee Compliance Policies and that he or she reaffirms his or her commitment to continue to comply with its provisions. (See Exhibit A-2).

Confidential – Not for dissemination outside Onex

INTRODUCTION

Rule 204A-1 under the Advisers Act requires a registered investment adviser to adopt and enforce a Code of Ethics applicable to its “supervised persons”. The Code of Ethics is required to set forth standards of business conduct reflecting the applicable fiduciary standards, to mandate compliance with applicable U.S. federal securities laws, and to establish monitoring and other procedures. A copy of the Manager’s Code of Ethics and any amendment thereto shall be provided to each Covered Person and will be made available to Clients upon written request.

Fiduciary Commitment

Each of the Managers is a fiduciary to its Clients. In the most basic terms, this requires a commitment by the Manager and its Covered Persons to put the interests of Clients first. This objective guides the management of client relationships and the conduct expected of Covered Persons. To that end, all Covered Persons are required to:

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place the interests of Clients above any personal interests;
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seek to identify conflicts of interest and observe established resolution procedures as contemplated herein;
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avoid inappropriate or misleading statements that may be attributed to the Firm;
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conduct all personal securities transactions in the manner set forth in this Code of Ethics;
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report any violations of this Code of Ethics to Compliance; and
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comply with the provisions of applicable securities laws.

Any questions with respect to this Code of Ethics should be directed to Compliance.

Conflicts of Interest

It is of vital importance that conflicts of interest are identified and managed appropriately, both to comply with applicable laws and with the Manager’s duties to its Clients as well as to avoid any harm to the Firm’s reputation or integrity.

A conflict of interest refers to situations in which personal or other considerations may affect, or appear to affect, objectivity, judgment or ability to act in the best interests of Clients. Conflicts of interest may be real, potential or perceived in nature. Conflicts of interest may arise, for example, between a Client and the Manager or another Onex entity, or between Clients. In addition, Covered Persons may have personal conflicts, such as a material interest in a transaction to be entered into with or for a Client or a relationship that gives or may give rise to a conflict of interest in relation to a transaction or with a Client more generally.

While ultimate responsibility for addressing conflicts in respect of Clients rests with the Manager and Compliance, all Covered Persons are responsible for alerting Compliance to any conflicts they may identify.

Diversion of Firm Business or Investment Opportunity

No Covered Person may receive personal gain or profit from any business opportunity that comes to his or her attention and in which he or she knows the Manager or one of its Clients might be expected to participate or have an interest, other than in accordance with the applicable Governing Agreements (as defined below) and any other agreement to which he or she may be party, without disclosing all necessary facts to Compliance in writing, and thereafter obtaining written authorization to participate from Compliance, in addition to any other applicable notification, approval or consent requirements.

Any personal or family interest of a Covered Person in any of the Manager’s business activities or transactions must be immediately disclosed to Compliance. For example, if a Covered Person becomes aware that a transaction being considered or undertaken by the Manager or one of its Clients may benefit,

Confidential – Not for dissemination outside Onex

either directly or indirectly, another Covered Person or an Immediate Family Member thereof, he or she must immediately disclose this possibility to Compliance.

Improper Use of Firm Property or Titles

No Covered Person may improperly utilize property or services of the Firm or of other Covered Persons. For purposes of this restriction, “property” means both tangible and intangible property, including the funds, premises, equipment, supplies, information, business plans, business opportunities, investment track record, confidential research, intellectual property and proprietary processes of the Firm. In addition, business cards used by Covered Persons must at all times accurately reflect such person’s status and title within the Firm. No Covered Person may use his or her position with the Firm in respect of any non-Firm business, or to advance interests (personal or otherwise) that may be considered to conflict with those of Onex, the Manager and its affiliates.

Violations of the Code

Each Covered Person is responsible for compliance with this Code of Ethics. A breach of the Code of Ethics may lead to disciplinary proceedings, including termination of such Covered Person’s position with the Firm.

Any breaches or possible breaches of the Code of Ethics should be reported to Compliance, who will be responsible for completing and maintaining a record of the breach and any follow-up action. Any concerns of a possible breach of the Code of Ethics by or involving Compliance should be reported to the other members of the Compliance Committee, who will similarly be responsible for investigating the matter and determining and pursuing appropriate follow-up action.

Confidential – Not for dissemination outside Onex

INSIDER TRADING

Covered Persons, whether on behalf of themselves or others, are not permitted to buy or sell any security (or derivative instrument) relating to a publicly-traded issuer (or cause another person to do so) if the Covered Person is in possession of “material” non-public information relating to the security, the issuer and/or the transaction. Covered Persons are also prohibited from disclosing such information to a third party where it may be used in a securities transaction or where such disclosure would be prohibited under applicable law, and from engaging in any other behavior that would constitute insider trading or market abuse in any relevant jurisdiction.

In general, whether information is “material” turns on whether such information would reasonably affect, or have a significant impact on, an investor’s decision to buy or sell the securities, or whether the particular information would have been viewed by a reasonable investor as having significantly altered the “total mix” of information made available. Covered Persons who have any questions about whether information is “material” in any specific context should contact Compliance, who may consult outside legal counsel. The Firm and the Covered Persons involved may be exposed to potential insider trading liability under applicable law if the Firm or any Covered Person executes transactions in securities for which the Firm or the Covered Persons possess material non-public information. Covered Persons are prohibited from disclosing material non-public or other confidential information to any person outside of the Firm, except to the extent that the person has a bona fide need to know such information in connection with the Firm’s business, including in the administration of the Manager’s compliance policies and procedures.

It is important that the Firm and all Covered Persons avoid any appearance of impropriety and remain in full compliance with applicable securities laws and the highest ethical standards. Accordingly, Covered Persons must exercise good judgment and comply with applicable laws and the Manager’s policies and procedures when engaging in securities transactions. In certain jurisdictions, the laws governing insider trading may be broader than those applicable in the U.S. Covered Persons who trade in securities, whether on behalf of the Firm or in a personal capacity, must be aware of and comply with applicable insider trading laws in all relevant jurisdictions.

Any questions regarding insider trading laws should be raised with Compliance. If there is any doubt whether a transaction is permissible or information may be disclosed, this doubt should be resolved in favor of not taking the contemplated action.

Expert Networks

While expert networks are a generally accepted and widely relied-upon source of primary research in the private investment industry, they are routinely subject to considerable scrutiny.

Covered Persons who interact with an expert that was recently or is currently connected to a public company, should assess interactions with heightened sensitivity. Interactions with experts that was recently or is currently connected to a public company requires Compliance approval. Discussions about a public company or a division thereof, or about a business that has substantial and relevant exposure to a public company, could lead to the exposure of MNPI. If a Covered Person believes MNPI may have been shared during an expert network consultation, they must notify Compliance immediately. Compliance will decide whether a name should be added to the Restricted List.

When participating in an expert network call, Covered Persons should generally refrain from sharing any information about the Firm and must keep all Firm information confidential. This includes, but is not limited to, the name of the Firm, the Fund, or the potential target company.

From time to time, Compliance may chaperone certain expert network calls in which both the Covered Person and expert are unaware of the presence of the chaperone, specifically interactions with an expert that was recently or is currently connected to a public company.

Confidential – Not for dissemination outside Onex

Restricted List

Compliance will place on a Restricted List any publicly-traded company that is either an operating company of any Fund, an issuer in which the Manager has contractually agreed not to trade (e.g., pursuant to “lock up” provisions), a regulated entity in which the Manager has a position in that is approaching regulatory limits (e.g., 5% of the equity of a bank holding company) or is an affiliate of the Firm or for which the Firm can reasonably be considered to possess material, non-public information (e.g., in connection with a potential going-private transaction or investment or other transaction with or involving publicly-traded securities or a proposed sale of an operating company to a publicly-traded issuer).

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Covered Persons who receive material, non-public information are required to report the receipt of such information to Compliance.

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This trigger will often precede the entering into of a confidentiality or nondisclosure agreement with a potential operating company target or its owners, though, in some cases, there may never be any such agreement.
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In any event, where a confidentiality agreement is being negotiated or is entered into with or related to a public company, it should be presumed that the Manager has received or will receive material, non-public information in respect of such target and the fact should be promptly reported to Compliance.
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Not only should the main target company be reported, but also any other publicly-traded affiliate or business that is specifically relevant to the transaction or the opportunity.
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For greater clarity, private companies for which the Firm can reasonably be considered to possess material, non-public information are also required to be placed on the Restricted List if such private companies are issuers of publicly-traded debt. That concept includes debt securities listed on a stock exchange as well as any other debt that a retail investor could purchase for his or her own account, whether or not he or she is required to meet basic net worth or investment size minimums.

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Covered Persons are strictly prohibited from trading for their own account in securities of or relating to issuers on the Restricted List (including, without limitation, equity, debt, options and warrants) unless otherwise approved in advance by Compliance.
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Covered Persons are also prohibited from communicating to anyone outside the Firm that a security is on the Restricted List.
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In connection with any personal investment, Covered Persons must preclear the transaction in the Compliance Portal, which in turn runs the preclearance request against the Restricted List, prior to transacting in such security.
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In connection with each Covered Person’s Quarterly Certifications (as described below), such Covered Person will be required to certify that any personal trading was conducted in compliance with these Restricted List procedures.

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PERSONAL SECURITIES TRANSACTIONS

Unless otherwise determined by Compliance, all Covered Persons are subject to the restrictions and reporting requirements in respect of personal trading described below.

The Manager permits its Covered Persons to have an interest in a fully-disclosed securities account, subject to the requirements set forth herein. This policy applies not only to Covered Persons but also to their “Immediate Family Members”, as is required by law. “Immediate Family Members” refers to (i) a Covered Person’s spouse or domestic partner, (ii) any natural or adopted children or other relatives who live in the Covered Person’s household, (iii) family trusts and trusts of which the Covered Person is a trustee, and (iv) personal or family holding companies or similar entities. The rules and procedures set forth below apply in respect of any securities and securities accounts in which a Covered Person or any of his Immediate Family Members have any control or direction.

The Manager reserves the right to require or prohibit the sale or transfer of any security that may be construed to be in conflict with the best interests of a Client or in violation of the Firm’s general standards of conduct. Among other things, Covered Persons should be aware that, having engaged in a trade, they may find themselves at risk of being “frozen” in a position if the Firm receives material, non-public information about the underlying security or another circumstance arises that prevents further trading in that security. The Firm will not be responsible for any losses in personal accounts arising from the implementation of this Code of Ethics.

Opening or Maintaining Securities Accounts

A Covered Person and his or her Immediate Family Members may maintain a securities account with any financial institution or broker-dealer as long as an arrangement has been made for the financial institution or broker-dealer to provide trade confirmations and account statements to or as directed by Compliance. This requirement applies to all brokerage accounts at a financial institution or broker–dealer that holds or will from time to time hold Covered Securities (defined below) and over which the Covered Person and/or any of his or her Immediate Family Members either (i) direct, instruct or execute any or all of the trades; or (ii) have trading authority; or (iii) have any formal or informal influence over investment decisions. Such accounts are referred to as “Reportable Broker Accounts”.

For greater certainty, accounts that only hold Onex shares are also considered to be Reportable Broker Accounts even when the Covered Person is required to file and has duly filed public insider trading reports disclosing such holdings and transactions.

The disclosure of the existence of Reportable Broker Accounts, as well as the above-referenced arrangements for provision of trade confirmations and account statements, must be completed within 10 days of a new employee joining the Firm using the Compliance Portal (See Exhibit B). Thereafter, Covered Persons (on their own behalf and on behalf of their Immediate Family Members) must request the approval of Compliance via the Compliance Portal prior to opening a new Reportable Broker Account. Approval will be given only if Compliance is satisfied that the required reporting and other procedures associated with securities accounts will be implemented.

Exclusions. Notwithstanding the foregoing, certain accounts (“Fully Discretionary Accounts”) may be excluded if both of the following conditions are satisfied:

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all transactions therein (which may include private placements and IPOs) are, as a factual matter, carried out without the account holder’s prior knowledge or consent and the Covered Person has no formal or informal influence or control (including, for greater certainty, as a result of any personal relationship with the relevant broker or otherwise) over the trading in the account; and

Confidential – Not for dissemination outside Onex

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investment discretion as to the trading of underlying securities is, as both a contractual and factual matter, held by a third-party investment manager notwithstanding that the account documentation may preserve the legal right of the account holder to direct or block any proposed trade or trades.

These may include, for example, formal blind trusts and fully managed discretionary accounts, including “separately managed accounts” where the account holder may set the overall investment objective and make decisions in respect of currencies, markets, industries, security types or other strategies as a general matter but has no other involvement or insight in respect of the underlying trades.

Covered Persons must certify each quarter that (i) any excluded accounts meet the above criteria and (ii) they did not suggest, direct or otherwise consult with the third-party discretionary manager(s) with respect to purchases or sale of investments in Fully Discretionary Accounts.

Covered Securities

Under Rule 204A-1, all securities are considered Covered Securities, with five exceptions: (i) direct obligations of the U.S. government (e.g., treasury securities); (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares of open-end mutual funds and ETFs; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by the Manager. Accordingly, “Covered Securities” are not limited to publicly-traded securities, but also include interests in private companies and other “securities” broadly defined.

Set forth below is a non-exhaustive list of examples of the instruments that comprise Covered Securities.

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notes, bonds and other evidence of indebtedness;
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stocks (whether public or private);
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partnership and limited liability company interests (whether public or private) including, for example, hedge funds or real estate funds;
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puts, calls, straddles and options; and
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warrants or rights to subscribe for any instrument.

Notwithstanding the foregoing, Covered Persons are not currently required by this policy to report holdings of or transactions in securities of or relating to Fund operating companies to the extent that such securities are held pursuant to a program maintained by the Firm and, to the knowledge of the Covered Person, are tracked by the Firm’s finance department (e.g., an investment through the Onex management incentive plan or carried interest or co-investment programs), as the Manager has determined that all relevant information is otherwise available in its books and records. Otherwise, Covered Persons are generally prohibited from investing in any security of or relating to an Onex or Fund operating company. Any exception to this (e.g., if a Covered Person holds such securities at the time he or she joined the Firm) must be immediately brought to the attention of Compliance, who shall have full authority to determine any action to be taken.

Reporting and Certification of Broker Accounts, Holdings and Transactions

Covered Persons (on their own behalf and on behalf of their Immediate Family Members) are required to certify from time to time that they have disclosed all Reportable Broker Accounts. The reporting requirements will be satisfied only where (i) such accounts are properly registered in the Compliance Portal, and (ii) Covered Persons have caused the relevant financial institution or broker-dealer to provide duplicate trade confirmations to or as directed by Compliance.

Although the Manager does not currently limit Covered Persons and their Immediate Family Members to holding accounts at specific brokerage firms, the Manager prohibits the holding of Reportable Broker Accounts with any firm that fails to satisfy such delivery requirement.

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Unless otherwise determined by Compliance, Covered Persons must certify compliance with the foregoing via the Compliance Portal no later than 10 days after becoming a Covered Person and no later than 45 days after the beginning of each year thereafter. (See Exhibit B and C respectively).

In the event that a Covered Person (or a member of his or her immediate family) engages in a securities transaction other than in a registered Reportable Broker Account (excluding private investments, which are addressed below), such Covered Person must promptly inform Compliance, providing the following particulars:

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The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number or principal amount of each reportable security involved;
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The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
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The price of the reportable security at which the transaction was effected;
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The name of the broker, dealer or bank, if any, with or through which the transaction was effected; and
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The date the report is submitted.

Although Covered Persons generally are not required to report holdings of or transactions in securities held in accounts listed under Exclusions above (because such accounts have been determined not to be Reportable Broker Accounts), Compliance reserves the discretion to require Covered Persons to provide holdings and transactions reports in respect of such excluded accounts at such time as he or she determines to be necessary or appropriate.

Transaction Pre-clearance

Covered Persons must obtain the approval of Compliance, or, for securities of Onex, the General Counsel (“GC”) and Chief Financial Officer (“CFO”), before they or any of their Immediate Family Members participate directly or indirectly in any transaction in (or in respect of) all Covered Securities, including a security of Onex, an Onex Fund or Fund operating company or any private transaction (e.g., private placements and limited offerings, including, without limitation, offerings exempt from registration under the Securities Act pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 thereunder). (See Exhibit D and E).

For greater certainty:

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the requirement to pre-clear private transactions applies to private transactions with respect to both publicly-held and privately-held issuers; and
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the approval of Compliance, GC or CFO may be given or withheld in his or her sole discretion and may be subject to such conditions as he or she may deem appropriate.
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Approval will generally be refused where the proposed transaction would be inconsistent with the terms of the Governing Agreements of any Fund. At the date hereof, certain of the Governing Agreements specifically prohibit some or all Covered Persons from owning interests in the Firm’s operating companies other than through the Firm’s carried interest or other investment programs and the Manager generally intends to extend such prohibition to all Covered Persons.

Programs by which the Firm or its affiliates grant or issue securities of Onex, its affiliates or interests in investment vehicles managed by the Managers or one of their affiliates (e.g., an investment through the Onex management incentive plan or carried interest or co-investment programs) are deemed to have been pre-approved by Compliance, GC and CFO, and Covered Persons do not need to seek further approval in connection with such programs.

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IPOs and Private Transactions: Covered Persons seeking to participate in private transactions must submit a pre-clearance request using the Compliance Portal (or in such other form as Compliance may approve in his or her discretion) before the expected date of participation in such transaction (or in such time period as Compliance may approve in his or her discretion). In any event, no Covered Person may effect any such transaction without the prior written consent of Compliance. (See Exhibit E). Covered Persons are generally prohibited from participating in IPOs.

IPOs and private transactions in Fully Discretionary Accounts (as defined above under “Exclusions”) will not be subject to the pre-clearance requirements set forth in this section as long as the conditions set forth above under “Exclusions” are met.

Onex Securities: Covered Persons must obtain the approval of Onex’ GC and CFO prior to the execution of any trade involving Onex shares.

Quarterly Certifications

Unless otherwise determined by Compliance, Covered Persons are required to certify via the Compliance Portal no later than 30 days after the end of each calendar quarter (other than year-end after which Covered Persons have 45 days to certify) that all transactions in Covered Securities, both public and private, have been reported as required herein. (See Exhibit C).

Records

All required certifications in respect of personal trading, a record of each transaction pre-clearance form and copies of the Restricted List and/or a log of changes thereto will be maintained in accordance with the Manager’s books and records policy.

GIFTS AND ENTERTAINMENT

Gifts and Entertainment

No Covered Person may give a gift or other benefit with respect to an investment or transaction (or potential investment or transaction) with or involving Onex, the Managers or any Client or otherwise in the course

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of the Firm’s business that could be regarded as an attempt to improperly influence the recipient or as an inducement to the recipient to act in violation of law or regulation.

Similarly, no Covered Person may accept a gift or other benefit that could be viewed as an inducement to act contrary to his or her duties to Onex, the Managers or any Client or otherwise improperly.

Finally, No Covered Person may give, offer or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Managers.

Each Covered Person should contact Compliance in advance of giving any gift, hosting any guest, or giving any other benefit to a third party that is known or believed by the Covered Person to be a government official in any jurisdiction or to be otherwise subject to additional laws in respect of bribery and corruption, even if the matter would not otherwise require disclosure pursuant to this Gifts and Entertainment Policy.

Without limiting the foregoing, the following must be disclosed to Compliance via the Compliance Portal, regardless of whether the cost is being personally funded or is being paid or reimbursed by Onex, the Manager, any Client, Fund investor, service provider or material business contact:

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Gifts to or from an existing or prospective Fund investor, service provider (e.g., lawyer, accountant or consultant) or other material business contact of Onex, the Manager, a Client or a Fund operating company with a value of $500 or more (based on the higher of face or market value), annually.

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Events or other “entertainment” that involve an existing or prospective Fund investor, service provider (e.g., lawyer, accountant or consultant) or other material business contact of Onex, the Manager, a Client or a Fund operating company and have a cost or value in excess of $750 per person, annually.

Without limiting the foregoing, the following must be pre-cleared by Compliance via the Compliance Portal, regardless of whether the cost is being personally funded or is being paid or reimbursed by Onex, the Manager, any Client, Fund LP, service provider or material business contact:

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Gifts to or from an existing or prospective Fund LP, service provider (e.g., lawyer, accountant or consultant) or other material business contact of Onex, the Manager, a Client or a Fund operating company with a value of $1,000 or more (based on the higher of face or market value), annually.

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Events or other “entertainment” that involve an existing or prospective Fund investor, service provider (e.g., lawyer, accountant or consultant) or other material business contact of Onex, the Manager, a Client or a Fund operating company and have a cost or value in excess of $1,500 per person, annually, or could be reasonably be considered excessive or extravagant. The Manager generally expects Covered Persons to specifically request pre-approval from Compliance in advance such events as the Super Bowl, the Ryder Cup, the Kentucky Derby, PGA Major Championships, Stanley Cup playoffs, MLB playoffs, and extended travel or entertainment such as golf or ski weekends.

The disclosure/pre-clearance form must be filed by or on behalf of a Covered Person in the Compliance Portal. The form includes a specific requirement for the Covered Person to certify that, in his or her view acting reasonably and in good faith, one of the following applies:

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No Improper Influence (where Covered Person is recipient or guest): The gift or entertainment (i) will not improperly influence the Covered Person’s conduct in the selection of service providers, the admission of investors, the allocation of business or the terms of any of the foregoing and will not otherwise cause or encourage the Covered Person to act other than in the best interests of Onex, the Manager or Clients.

Confidential – Not for dissemination outside Onex

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No Improper Influence (where Covered Person is giver or host): The gift or entertainment is not an effort (i) to improperly influence the other person’s conduct with respect to his or her employer, organization or client or with respect to Onex, the Manager, the Clients or (ii) to encourage or facilitate a breach of law.

In addition, the disclosure/pre-clearance form requires certification that the disclosed gift or event is in the ordinary course of the Manager’s business and that the Covered Person believes in good faith that the gift or event would not be viewed by a reasonable and knowledgeable third party as "excessive or extravagant" in the context of the Manager’s business and normal market practice.

Covered Persons are required to obtain Compliance approval before proceeding if they are unable to certify, reasonably and in good faith to the foregoing.

Personal relationships: Gifts and entertainment to, from or with individuals with which the Covered Person has a familial or personal relationship apart from the Covered Person’s association with the Manager are not subject to this limitation or to the approval requirements described above, provided that, it is manifestly clear under the circumstances that it is the personal relationship and not the Manager’s business that is the motivation for the gift or entertainment.

Covered Persons are cautioned that “reasonableness” is a subjective concept and Covered Persons should resolve any uncertainty as to whether disclosure is required in favor of completing and filing a disclosure form. Covered Persons will be required to periodically certify their full compliance with this policy. Further, Compliance will have full discretion and authority to inquire into any disclosed matter and to require further information in connection therewith.

Charitable Donations

The Firm may from time to time receive a request from an existing or prospective Fund investor, an existing or prospective separate account client, or service provider (including a personal request from an executive of any such organization or, in the case of an investor or prospective investor, another individual in a position to influence investment decisions) to make a donation to or participate in an event benefitting a charitable organization. Onex has a long history of responsible charitable giving and would propose to continue to make donations consistent with its past practices unless a particular donation is, or would reasonably be construed as, an improper effort to influence the making of a Fund investment or the award or continuation of another relationship relevant to the business of a Fund or of the Manager. Accordingly:

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The Firm may make a donation or provide other sponsorship or support to a recognized charity without Compliance approval provided that (i) the charity is not itself a Fund investor, prospective Fund investor, separate account client, prospective separate account client or affiliate thereof and (ii) the amount does not exceed $10,000 per recipient per annum; and

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The Firm may make a donation or provide a sponsorship not permitted by (i) above only with the prior approval of Compliance, which generally will be forthcoming where Compliance is satisfied that the donation is not and could not reasonably be construed as an improper attempt to influence the Manager’s business or activities or the investment decision of an existing or prospective investor. Request for approval must be submitted via the Compliance Portal.

For greater certainty, Covered Persons may make personal charitable donations, although they should be mindful of the principles set forth above and the potential appearance of impropriety even in personal donations.

Confidential – Not for dissemination outside Onex

“PAY-TO-PLAY” POLITICAL CONTRIBUTIONS

The SEC’s rules on political contributions by registered investment advisers and their personnel, which are one element of the “pay-to-play” rules and regulations, are highly detailed and a breach can have very serious consequences to the Firm. Not only can those consequences involve disciplinary action by the SEC, they can also include the forfeiture of management fees, carried interest and the right to expense reimbursement from relevant Fund investors.

Moreover, various states, local governments and individual public pension plans have also passed legislation, issued regulations or promulgated policies prohibiting or restricting campaign contributions by sponsors that manage or seek to manage public assets. Accordingly, as a matter of policy, all Covered Persons are prohibited from engaging in any of the activities listed below. Specifically, Covered Persons are prohibited from:

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making any contributions of cash, property or time (including participation in campaign activities) to any holder of or candidate for any U.S. state or local governmental office or to any state or local political party;

Confidential – Not for dissemination outside Onex

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giving any gift or anything of value or offering any favors or preferential treatment to any official (including any candidate) or employee of a U.S. state or local government body;
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encouraging, influencing or directing any third party, including, for example, spouses, family members, friends, consultants, attorneys or companies affiliated with the Firm (including any of Onex’s or a Fund’s operating companies) to do any of the foregoing; and
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holding a public office in the United States.

These restrictions do not apply to contributions to U.S. federal officials and candidates (other than any U.S. federal candidate that is concurrently a state or local government official or candidate, or held one of these positions within the previous 2 years) or to national political parties (provided that such donations are given to a nationwide organ of such party, and not to a local or state branch thereof). Contributions to U.S. federal officials and candidates or to national political parties will, however, require pre-clearance from Compliance via the Compliance Portal.

The prohibitions set out above include contributions to any political action committee (PAC) other than: (a) one created and mandated exclusively for the benefit or support of a U.S. federal official or candidate to whom the Covered Person would be permitted by this Code of Ethics to contribute directly, or (b) one of broader scope and purpose where the Covered Person has expressly directed his or her contribution to be used exclusively for the benefit or support of one or more such permitted federal officials or candidates.

The rules on political donations are only one element of the SEC’s “pay-to-play” regime and are therefore closely linked to rules governing the use of placement agents and on engaging in lobbying activities. Political contributions and other political activities that relate exclusively to Canadian or other non-U.S. jurisdictions are not subject to the rules set forth above. However, Covered Persons should be aware that activities not prohibited by the rules on political contributions may nonetheless be restricted by laws or rules in the relevant jurisdiction and should consult Compliance prior to making any such contribution or engaging in political activity.

OUTSIDE BUSINESS ACTIVITIES

In general, Covered Persons are expected to dedicate substantially all of their business time and attention to the Firm and the Firm’s business, subject to certain exceptions described in the governing documents for each of the Manager’s Clients, including a Client’s management agreement, a Fund’s limited partnership agreement and other governing documents (collectively, the “Governing Agreements”).

Unless considered an “Other Permitted Investment Activity”, otherwise permitted under the Governing Agreements, or otherwise disclosed to and approved by Compliance (see Exhibit F-4 and F-5), Covered Persons may not (i) engage in any other business activities, (ii) serve as an officer, director or employee of, or in any similar capacity with, any person or entity engaged in business-related activities (other than Onex or Fund entities or operating companies), (iii) participate in, or assist with, fundraising activities with respect to any investment endeavor of any person or entity unrelated to Onex (regardless of whether competitive with Onex), or (iv) serve as general partner or managing member of, or in any similar capacity with (including as a member of an investment committee), any partnership, limited liability company or other entity operating as a private investment fund.

Covered Persons must report any material change in their duties or responsibilities with respect to any previously-approved outside business activity. In addition, Compliance may impose such additional restrictions or limitations on a Covered Person’s outside endeavors as he or she deems appropriate.

Confidential – Not for dissemination outside Onex

Covered Persons are also required to disclose their association with charities, civic foundations or similar non-profit organizations when they act as directors or officers of such organizations.

With respect to any outside activities in which a Covered Person is permitted to engage, such Covered Person must not imply (i) that he or she is acting on behalf of or as a representative of the Firm, or (ii) that the Firm has endorsed or approved the outside business activity.

EXHIBITS

Exhibit A-1: Initial Acknowledgement of Provisions of Code of Ethics & Compliance Policies and Procedures

Exhibit A-2: Certification of Compliance (Quarterly and Annual)

Exhibit B: Initial Disclosure of Broker Accounts and Private Investments

Exhibit C: Certification of Personal Investing (Quarterly and Annual)

Exhibit D: Pre-Clearance Form: Trade

Exhibit E: Pre-Clearance Form: Private Transactions

Exhibit F-1: Initial Compliance Questionnaire

Exhibit F-2: Compliance Questionnaire Annual Update

Exhibit F-3: Certification regarding Certain Relationships

Exhibit F-4: Disclosure of Outside Business Activities

Exhibit F-5: Certification of Outside Business Activities (Quarterly and Annual)